                                                                    Exhibit 99.3

[LOGO] Triton PCS
--------------------------------------------------------------------------------
                                                             1100 Cassatt Road
                                                             Berwyn, PA  19312
                                                             Phone: 610-651-5900
                                                             Fax: 610-993-2683

For Immediate Release:
June 13, 2003

    TRITON PCS ANNOUNCES EARLY TENDER SETTLEMENT AND CLOSING OF 8 1/2% SENIOR
                                 NOTES OFFERING

     Berwyn, Pa., June 13, 2003 -- Triton PCS, Inc. today announced that the early tender offer period for its tender offer for any and all of its outstanding 11% Senior Subordinated Discount Notes due 2008 (the "11% Notes") expired at 5:00 p.m., New York City time, on June 12, 2003, and that it had accepted for purchase approximately $407.4 million aggregate principal amount of the 11% Notes, representing approximately 80.0% of the principal amount outstanding of the 11% Notes. Holders that tendered their 11% Notes prior to 5:00 p.m., New York City time, on Thursday, June 12, 2003, received 105.98% of the principal amount of the 11% Notes, plus accrued and unpaid interest. As a result, the total consideration paid for these tendered 11% Notes was approximately $437.0 million.

     The tender offer expires at midnight, New York City time, on Thursday, June 19, 2003, unless extended by Triton. Holders who validly tender their 11% Notes prior to expiration of the tender offer will receive 103.85% of the principal amount of the 11% Notes, plus accrued and unpaid interest. The tender offer is being made upon the terms and is subject to the conditions set forth in an Offer to Purchase dated May 22, 2003, as amended by the Supplement to the Offer to Purchase dated May 30, 2003.

     The 11% Notes were purchased with a portion of the net proceeds from Triton PCS's private placement of $725.0 million 8 1/2% Senior Notes due 2013, which was completed today. The proceeds from the new issuance were also used to repay all outstanding borrowings and to terminate Triton PCS' existing senior secured credit facility.

     Separately, Triton PCS announced today that it entered into a new credit facility consisting of $100 million revolving credit facility, arranged by Lehman Brothers. The facility will enhance liquidity and is available for general corporate and working capital purposes.

     A more comprehensive description of the tender offer can be found in the Offer to Purchase and the Supplement to the Offer to Purchase. Triton PCS has retained Lehman Brothers to serve as the Dealer Manager and D.F. King & Co., Inc. to serve as the Information Agent for the tender offer. Requests for documents may be directed to D.F. King & Co., Inc., the Information Agent, by telephone at (800) 431-9643 (toll-free) or (212) 269-5550 or in writing at 48 Wall Street, 22nd Floor, New York, NY 10005. Questions regarding the tender offer may be directed to Lehman Brothers, at (800) 438-3242 (toll-free) or (212) 528-7581, Attention: Emily E. Shanks.

     Triton PCS, based in Berwyn, Pennsylvania, is an award-winning wireless carrier providing service in the Southeast. The company markets its service under the brand SunCom, a member of the AT&T Wireless Network. Triton PCS is licensed to operate a digital wireless network in a contiguous area covering
13.6 million people in Virginia, North Carolina, South Carolina, northern Georgia, northeastern Tennessee and southeastern Kentucky.

     For more information on Triton PCS and its products and services, visit the company's websites at: www.tritonpcs.com, and www.suncom.com.

     "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the matters discussed in this news release, including the facts and assumptions underlying such discussions, may be considered forward-looking statements and could be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. These include uncertainties in the market, legal and other risks detailed from time to time in the company's SEC reports. Triton PCS assumes no obligation to update information in this release.

Contacts:

Maria Olagues (Investors)        Christine Davies (Media)
Phone: 610-722-4448              Phone: 610-722-4462
molagues@tritonpcs.com           cdavies@tritonpcs.com